Exhibit 10.2

Barclays Bank PLC, 5
The North Colonnade
Canary Wharf, London E14 4BB
Facsimile:+44(20)77736461
Telephone: +44 (20) 777 36810

c/o Barclays Capital Inc.
as Agent for Barclays Bank PLC
745 Seventh Ave
New York, NY 10019
Telephone: +1 212 412 4000

DATE:	March 30, 2011

TO:	InterDigital, Inc.
ATTENTION:	Scott McQuilkin
TELEPHONE:	(+1) 610-878-1850
FACSIMILE:	(+1) 610-878-7844

FROM:	Barclays Capital Inc., acting as Agent for Barclays Bank PLC
ATTENTION:	Paul Robinson
TELEPHONE:	(+1) 212-526-0111
FACSIMILE:	(+1) 917-522-0458

SUBJECT:	Additional Bond Hedge Transaction
The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between Barclays Bank PLC (“Barclays”), through its agent Barclays Capital Inc. (the “Agent”), and InterDigital, Inc. (“Counterparty”) on the Trade Date specified below (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the Master Agreement specified below. Barclays is regulated by the Financial Services Authority. Barclays Bank PLC is not a member of the Securities Investor Protection Corporation (“SIPC”).
The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern. Certain defined terms used herein have the meanings assigned to them in the Indenture to be dated on or about April 4, 2011 between Counterparty and The Bank of New York Mellon Trust Company, N.A., as trustee (as may be amended, modified or supplemented from time to time, but only if such amendment, modification or supplement is consented to by Barclays in writing, the “Indenture”) relating to USD200,000,000 principal amount of 2.50% senior convertible notes due 2016 and the additional USD30,000,000 principal amount of 2.50% senior convertible notes due 2016 issued pursuant to the over-allotment option exercised on the date hereof (collectively, the “Convertible Notes”) issued by Counterparty. In the event of any inconsistency between the Indenture and this Confirmation, this Confirmation shall govern. For the avoidance of doubt, references herein to sections of the Indenture are based on the draft of the Indenture most recently reviewed by the parties at the time of this Confirmation. If any relevant sections of the Indenture are changed, added, or renumbered following execution of this Confirmation, the parties will amend this Confirmation in good faith to preserve the economic intent of the parties.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.
1. This Confirmation evidences a complete and binding agreement between Barclays and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to, an agreement in the form of the ISDA 1992 Master Agreement (Multicurrency — Cross Border) as if Barclays and Counterparty had executed an agreement (the “Agreement”) in such form (without any Schedule but with the elections set forth in this Confirmation) on the Trade Date. In the event of any inconsistency between provisions of the Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction. The parties hereby agree that no Transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement.
2. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	March 30, 2011

Option Style:	Modified American, as described below under “Procedures for Exercise”.

Option Type:	Call.

Buyer:	Counterparty.

Seller:	Barclays.

Shares:	The common stock, par value USD0.01 per share, of Counterparty (Ticker symbol “IDCC”).

Number of Options:	As of the Trade Date, 30,000 (as reduced from time to time as of each Potential Exercise Date by the number of Exercisable Options for such Potential Exercise Date).

Option Entitlement:	As of any date, a number of Shares per Option equal to the “Conversion Rate” (as defined in the Indenture) as of such date, but without regard to any adjustments to the “Conversion Rate” pursuant to Section 10.03 or to Section 10.04(f) of the Indenture).

Strike Price:	As provided in Schedule A to this Confirmation.

Premium:	As provided in Schedule A to this Confirmation.

Premium Payment Date:	The closing date for the issuance of the additional Convertible Notes with respect to which the initial purchasers named in the Purchase Agreement (as defined in Section 4(a) below) exercised the option to purchase on March 30, 2011 pursuant to Section 3(b) of the Purchase Agreement.

Exchange:	The NASDAQ Global Select Market.

Related Exchange(s):	All Exchanges.

Calculation Agent:	Barclays. All determinations made by the Calculation Agent shall be made in good faith and in a commercially reasonable manner. Following any determination or calculation by the Calculation Agent hereunder, upon a written request by Counterparty, the Calculation Agent will provide to Counterparty by e-mail to the e-mail address provided by Counterparty in such written request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail such determination or calculation, including, where applicable, a description of the methodology and data applied, it being understood that the Calculation Agent shall not be obligated to disclose any proprietary models used by it for such determination or calculation.

Procedures for Exercise:

Potential Exercise Dates:	Notwithstanding anything to the contrary in section 3.1(b) of the Equity Definitions, “Potential Exercise Date” shall mean each Conversion Date.

Conversion Dates:	Each “Conversion Date” (as defined in the Indenture).

Exercisable Options:	In respect of each Conversion Date, a number of Options equal to (i) the number of Convertible Notes in denominations of USD1,000 principal amount surrendered for conversion on such Conversion Date in accordance with the terms of the Indenture minus (ii) the number of “Exercisable Options,” (as defined in the Bond Hedge Transaction Confirmation letter agreement dated March 29, 2011 between Barclays and Counterparty (the “Initial Bond Hedge Confirmation”)), if any, with a “Conversion Date” (as defined in the Initial Bond Hedge Confirmation) that is the same as the Conversion Date; provided that if such calculation results in a number of Exercisable Options that is less than zero, the number of Exercisable Options for the Conversion Date shall be zero.

Expiration Date:	Notwithstanding anything to the contrary in section 3.1(f) of the Equity Definitions, “Expiration Date” shall mean the earlier of (x) the last day on which any Convertible Notes remain outstanding and (y) the maturity date of the Convertible Notes.

Multiple Exercise:	Applicable, as provided under “Exercisable Options” above.

Automatic Exercise:	Applicable, subject to “Notice of Exercise” below.

Notice of Exercise:	Notwithstanding anything to the contrary in the Equity Definitions, in order to exercise any Exercisable Options, Counterparty must notify Barclays in writing prior to 5:00 p.m., New York City time, on the day that is at least two “Scheduled Trading Days” (as defined in the Indenture) prior to the first day of the applicable “Conversion Period” (as defined in the Indenture) in respect of the Convertible Notes being converted on the Conversion Date relating to the relevant Exercise Date (the “Notice Deadline”) of (i) the number of Options being exercised on such Exercise Date; (ii) the Exercise Date; (iii) the scheduled commencement date of the “Conversion Period” and (iv) the scheduled settlement date under the Indenture for the relevant Convertible Notes converted on the Conversion Date corresponding to such Exercise Date; provided that, notwithstanding the foregoing, such notice (and the related automatic exercise of such Options) shall be effective if given after the relevant Notice Deadline (but only in respect of any Options relating to Convertible Notes with a Conversion Date occurring prior to the Free Convertibility Date (as defined below)), but prior to 5:00 p.m. (New York City time) on the fifth “Trading Day” (as defined in the Indenture) of such Conversion Period, in which case the Calculation Agent shall have the right to adjust the Settlement Amount (as defined below) as appropriate to reflect the additional costs (including, but not limited to, hedging mismatches and market losses) and reasonable expenses incurred by Barclays or its affiliates in connection with hedging activities (including the unwinding of any hedge position) as a result of its not having received such notice prior to the Notice Deadline; and provided further that in respect of Convertible Notes converted during the period beginning on, and including the 25th “Scheduled Trading Day” (as defined in the Indenture) prior to the “Maturity Date” (as defined in the Indenture) for such Convertible Notes (such 25th “Scheduled Trading Day”, the “Free Convertibility Date”) and ending on the first “Scheduled Trading Day” immediately preceding the “Maturity Date”, the Notice Deadline shall be 5:30 p.m., New York City time, on the first “Scheduled Trading Day” immediately preceding the “Maturity Date”.

Settlement Terms:

Net Share Settlement:	In respect of an Exercise Date occurring on a Conversion Date, in lieu of the obligations set forth in Sections 8.1 and 9.1 of the Equity Definitions, and subject to “Notice of Exercise” above, Barclays shall deliver to Counterparty on the related Settlement Date, with respect to a number of Options exercised on such Exercise Date, a number of Shares equal to the aggregate number of Shares that Counterparty is obligated to deliver to the holder(s) of the related Convertible Notes converted on such Conversion Date pursuant to Section 10.02(b) of the Indenture (except that such number of Shares shall be determined without taking into consideration any rounding pursuant to Section 10.02(h) of the Indenture and shall be rounded down to the nearest whole number, and cash shall be delivered in lieu of fractional Shares, if any, resulting from such rounding) (the “Settlement Amount”); provided that such obligation shall be determined excluding any Shares that Counterparty is obligated to deliver to holder(s) of the Convertible Notes as a result of any adjustments to the Conversion Rate as set forth in Sections 10.03 or

10.04(f) of the Indenture; provided further that if such exercise relates to the conversion of Convertible Notes in connection with which holders thereof are entitled to receive additional Shares pursuant to the adjustments to the Conversion Rate set forth in Section 10.03 of the Indenture, then, notwithstanding the foregoing, the Settlement Amount shall include such additional Shares, except that the Settlement Amount shall be capped so that the value of the Settlement Amount per Option (with the value of any Shares included in the Settlement Amount determined by the Calculation Agent using the VWAP (as defined in the Indenture) on the last day of the relevant Conversion Period) does not exceed the amount as determined by the Calculation Agent that would be payable by Barclays pursuant to Section 6 of the Agreement if such Conversion Date were an Early Termination Date resulting from an Additional Termination Event with respect to which the Transaction (except that, for purposes of determining such amount, (x) the Number of Options shall be deemed to be equal to the number of Options exercised on such Exercise Date and (y) such amount payable will be determined as if Section 10.03 of the Indenture were deleted) was the sole Affected Transaction and Counterparty was the sole Affected Party (determined without regard to paragraph 5(k) below);

provided, further, that if Counterparty is permitted to or required to exercise discretion under the terms of the Indenture with respect to any determination, calculation or adjustment relevant to conversion of the Convertible Notes including, but not limited to, the volume-weighted average price of the Shares (but, for the avoidance of doubt, other than for determinations referred to under the heading “Method of Adjustment” below), Counterparty shall consult with Barclays with respect thereto.

Notice of Delivery Obligation:	No later than the “Scheduled Trading Day” immediately following the last day of the “Conversion Period” (as defined in the Indenture), Counterparty shall give Barclays notice of the final number of Shares comprising the Settlement Amount; it being understood, for the avoidance of doubt, that the requirement of Counterparty to deliver such notice shall not limit Counterparty’s obligations with respect to “Notice of Exercise” above in any way.

Settlement Date:	In respect of any Exercise Date, the settlement date for the Shares to be delivered in connection with the related Convertible Notes under the terms of the Indenture; provided that the Settlement Date shall not be prior to the Clearance System Business Day immediately following the date on which Counterparty gives notice to Barclays of such Settlement Date.

Settlement Currency:	USD.

Other Applicable Provisions:	The provisions of Sections 9.4 (except that “Settlement Date” shall be as defined above, unless a Settlement Disruption Event prevents delivery of such Shares on that date), 9.8, 9.9, 9.10, 9.11 and 9.12 of the Equity Definitions shall be applicable; provided that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any restrictions, obligations, limitations or requirements under applicable securities laws as a result of the fact that Counterparty is the issuer of the Shares.

Restricted Certificated Shares:	Notwithstanding anything to the contrary in the Equity Definitions, Barclays may, in whole or in part, deliver Shares in certificated form representing the Settlement Amount to Counterparty in lieu of delivery through the Clearance System.

Share Adjustments:

Method of Adjustment:	Calculation Agent Adjustment, which means that, notwithstanding Section 11.2(c) of the Equity Definitions (and, for the avoidance of doubt, in lieu of any adjustments pursuant to such section), upon the occurrence of any Potential Adjustment Event (for the avoidance of doubt, other than an increase in the “Conversion Rate” pursuant to Sections 10.03 and 10.04(f) of the Indenture), the Calculation Agent will make a corresponding adjustment to any one or more of the Strike Price, Number of Options, the Option Entitlement and any other variable relevant to the exercise, settlement, payment or other terms of the Transaction. Counterparty agrees that it will notify Barclays prior to the effectiveness of any such adjustment and, to the extent such adjustment requires an exercise of discretion by Counterparty under the terms of the Indenture, it shall exercise such discretion in good faith and in a commercially reasonable manner and promptly provide the Calculation Agent with any additional information it reasonably requests about the Counterparty’s calculations and methodology for such adjustment.

Potential Adjustment Events:	Notwithstanding Section 11.2(e) of the Equity Definitions, a “Potential Adjustment Event” means an occurrence of any event or condition, as set forth in Sections 10.04(a), (b), (c), (d) and (e) and Section 10.08 of the Indenture, that would result in an adjustment to the “Conversion Rate” (as defined in the Indenture) of the Convertible Notes; provided that in no event shall there be any adjustment hereunder as a result of an adjustment to the “Conversion Rate” pursuant to Section 10.03 or Section 10.04(f) of the Indenture.

Extraordinary Events:

Merger Events:	Notwithstanding Section 12.1(b) of the Equity Definitions, a “Merger Event” means the occurrence of any event or condition set forth in Section 10.05 of the Indenture.

Notice of Merger Consideration:	Upon the occurrence of a Merger Event that causes the Shares to be converted into or exchanged for more than a single type of consideration (determined based in part upon the form of election of the holders of the Shares), Counterparty shall promptly notify the Calculation Agent in writing of the types and amounts of consideration that holders of Shares have affirmatively elected to receive upon consummation of such Merger Event; provided that in no event shall the date of such notification be later than the date on which such Merger Event is consummated.

Consequences of Merger Events:	Notwithstanding Section 12.2 of the Equity Definitions (and, for the avoidance of doubt, in lieu of any adjustments or other consequences pursuant to such section), upon the occurrence of a Merger Event, with respect to any adjustment made or effective under the terms of the Indenture as a result of such Merger Event pursuant to Section 10.05 of the Indenture, the Calculation Agent shall make a corresponding adjustment in respect of such adjustment under the Indenture to any one or more of the nature of the Shares, the Strike Price, the Number of Options, the Option Entitlement and any other variable relevant to the exercise, settlement, payment or other terms of the Transaction, as applicable; provided, however, that such adjustment shall be made without regard to any adjustment to the “Conversion Rate” (as defined in the Indenture) for the issuance of additional shares as set forth in Section 10.03 or Section 10.04(f) of the Indenture.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation” and (ii) by replacing the word “Shares” where it appears in clause (X) thereof with the words “Hedge Position” ; and provided further that Barclays shall not exercise its rights under Section 12.9(b)(i) with respect to a Change in Law referred to in clause (Y) of Section 12.9(a)(ii) of the Equity Definitions except to the extent it is exercising its right to terminate or adjust transactions as a result of a “Change in Law” event with respect to other similarly situated customers. The parties agree that, for the avoidance of doubt, for purposes of Section 12.9(a)(ii) of the Equity Definitions, “any applicable law or regulation” shall include the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, any rules and regulations promulgated thereunder and any similar law or regulation, and the consequences specified in Section 12.9(b)(i) of the Equity Definitions (as modified below) shall apply to any Change in Law arising from any such act, rule or regulation.

Failure to Deliver:	Not Applicable.

Insolvency Filing:	Applicable.

Hedging Disruption:	Applicable; provided that

(i) Section 12.9(a)(v) of the Equity Definitions is hereby modified by inserting the following three sentences at the end of such Section:

“Such inability described in phrases (A) or (B) above shall not constitute a “Hedging Disruption” unless (x) such inability does not result from factors particular to Hedging Party (such as Hedging Party’s creditworthiness or financial position, or particular actions or transactions undertaken by the Hedging Party unrelated to the hedging of the Transaction) and (y) such inability will result in continued performance by the Hedging Party under the Transaction being commercially unreasonable or commercially impracticable. For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms.”

(ii) Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.

Hedging Party:	Barclays or an affiliate of Barclays that is involved in the hedging of the Transaction for all applicable Additional Disruption Events.

Determining Party:	Barclays for all applicable Extraordinary Events.

Acknowledgments:

Non-Reliance:	Applicable.

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable.

Additional Acknowledgments:	Applicable.
3. Mutual Representations, Warranties and Agreements.
Each of Barclays and Counterparty represents and warrants to, and agrees with, the other party that:
(a)	Commodity Exchange Act. It is an “eligible contract participant” within the meaning of Section 1a(12) of the U.S. Commodity Exchange Act, as amended (the “CEA”). The Transaction has been subject to individual negotiation by the parties. The Transaction has not been executed or traded on a “trading facility” as defined in Section 1a(33) of the CEA.

(b)	Securities Act. It is a “qualified institutional buyer” as defined in Rule 144A under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or an “accredited investor” as defined in Section 2(a)(15)(ii) of the Securities Act.

(c)	ERISA. The assets used in the Transaction (1) are not assets of any “plan” (as such term is defined in Section 4975 of the U.S. Internal Revenue Code (the “Code”)) subject to Section 4975 of the Code or any “employee benefit plan” (as such term is defined in Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) subject to Title I of ERISA, and (2) do not constitute “plan assets” within the meaning of Department of Labor Regulation 2510.3-101, 29 CFR Section 2510-3-101.

4. Representations, Warranties and Agreements of Counterparty.
In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty further represents, warrants and agrees that:
(a)	the representations and warranties of Counterparty set forth in Section 2 of the Purchase Agreement dated as of March 29, 2011 between Counterparty and Barclays Capital Inc. (the “Purchase Agreement”), are true and correct and are hereby deemed to be repeated to Barclays as if set forth herein;

(b)	Counterparty is not as of the Trade Date or the Premium Payment Date, and shall not be after giving effect to the transactions contemplated hereby, “insolvent” (as such term is defined in Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and on each such date Counterparty would be able to purchase a number of Shares equal to the Number of Shares in compliance with the laws of the jurisdiction of Counterparty’s incorporation or organization;

(c)	Counterparty shall promptly provide written notice to Barclays upon obtaining knowledge of the occurrence of any event that would constitute an Event of Default, a Potential Event of Default, a Potential Adjustment Event, a Merger Event or any other Extraordinary Event; provided, however, that should Counterparty be in possession of material non-public information regarding Counterparty, Counterparty shall not communicate such information to Barclays;

(d)	Without limiting the generality of Section 3(a)(iii) of the Agreement, the Transaction will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act;

(e)	Counterparty has (and shall at all times during the Transaction have) the capacity and authority to invest directly in the Shares underlying the Transaction and has not entered into the Transaction with the intent to avoid any regulatory filings;

(f)	Counterparty’s financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness;

(g)	Counterparty’s investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and Counterparty is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction;

(h)	Counterparty understands, agrees and acknowledges that Barclays has no obligation or intention to register the Transaction under the Securities Act, any state securities law or other applicable federal securities law;

(i)	each of Counterparty’s filings under the Securities Act, the Exchange Act, or other applicable securities laws that are required to be filed have been filed and that, as of the respective dates thereof and as of the date of this representation, such filings when considered as a whole (with the more recent such filings deemed to amend inconsistent statements contained in any earlier such filings) do not contain any misstatement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading;

(j)	Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended;

(k)	Counterparty understands, agrees and acknowledges that no obligations of Barclays to it hereunder shall be entitled to the benefit of deposit insurance and that such obligations shall not be guaranteed by any affiliate of Barclays or any governmental agency;

(l)	(A) Counterparty is acting for its own account, and it has made its own independent decisions to enter into the Transaction and as to whether the Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary, (B) Counterparty is not relying on any communication (written or oral) of Barclays or any of its affiliates as investment advice or as a recommendation to enter into the Transaction (it being understood that information and explanations related to the terms and conditions of the Transaction shall not be considered investment advice or a recommendation to enter into the Transaction) and (C) no communication (written or oral) received from Barclays or any of its affiliates shall be deemed to be an assurance or guarantee as to the expected results of the Transaction;

(m)	without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Barclays is not making any representations or warranties with respect to the treatment of the Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity (or any successor issue statements) or under FASB’s Liabilities & Equity Project;

(n)	Counterparty is not entering into the Transaction for the purpose of (i) creating actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or (ii) raising or depressing or otherwise manipulating the price of the Shares (or any security convertible into or exchangeable for the Shares) or otherwise in violation of the Exchange Act;

(o)	Counterparty has not entered into any obligation that would contractually limit it from effecting Net Share Settlement under the Transaction and it agrees not to enter into any such obligation during the term of the Transaction; and

(p)	Counterparty shall deliver to Barclays an opinion of counsel, dated as of the Premium Payment Date and reasonably acceptable to Barclays in form and substance, with respect to the matters set forth in Section 3(a) of the Agreement, containing customary exceptions, assumptions and qualifications, in each case reasonably acceptable to Barclays.

(q)	No Pennsylvania state or local law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Barclays or its affiliates owning or holding (however defined) Shares in connection with Barclays’ obligations under the Transaction, except as previously disclosed by Counterparty to Barclays.

(r)	For purposes of Section 4(a)(i) and (ii) of the Agreement, (i) the Counterparty agrees to deliver to Barclays one duly executed and completed United States Internal Revenue Service Form W-9 (or successor thereto) and (ii) Barclays agrees to deliver to the Counterparty one duly executed and completed United States Internal Revenue Form W-8ECI (or successor thereto).
5. Other Provisions.
(a)	Method of Delivery. Whenever delivery of funds or other assets is required hereunder by or to Counterparty, such delivery shall be effected through Agent. In addition, all notices, demands and communications of any kind relating to the Transaction between Barclays and Counterparty shall be transmitted exclusively through Agent.

(b)	Additional Termination Event. If (i) an Amendment Event occurs, (ii) a Repayment Event occurs or (iii) an “Event of Default” with respect to Counterparty under the terms of the Convertible Notes as set forth in Section 6.01 of the Indenture occurs and the Convertible Notes are declared immediately due and payable under the terms of the Indenture, an Additional Termination Event shall occur in respect of which (A) Counterparty shall be the sole Affected Party and the Transaction shall be the sole Affected Transaction and (B) Barclays shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement; provided that in the case of a Repayment Event the Transaction shall be subject to termination only in respect of the number of Convertible Notes that cease to be outstanding in connection with or as a result of such Repayment Event.

“Amendment Event” means that Counterparty amends, modifies, supplements or obtains a waiver with respect to (i) any term of the Indenture or the Convertible Notes governing the principal amount, coupon, maturity, repurchase obligation of Counterparty, redemption right of Counterparty, any term relating to conversion of the Convertible Notes (including changes to the conversion rate, conversion settlement dates or conversion conditions), or (ii) any term that would require consent of the holders of not less than 100% of the principal amount of the Convertible Notes to amend, in each case without the prior written consent of Barclays, such consent not to be unreasonably withheld.

“Repayment Event” means that (A) any Convertible Notes are repurchased (whether in connection with or as a result of a change of control, howsoever defined, or for any other reason) by Counterparty or any of its subsidiaries, (B) any Convertible Notes are delivered to Counterparty or any of its subsidiaries in exchange for delivery of any property or assets of Counterparty or any of its subsidiaries (howsoever described), (C) any principal of any of the Convertible Notes is repaid prior to the final maturity date of the Convertible Notes (whether following acceleration of the Convertible Notes or otherwise), or (D) any Convertible Notes are exchanged by or for the benefit of the holders thereof for any other securities of Counterparty or any of its affiliates (or any other property, or any combination thereof) pursuant to any exchange offer or similar transaction; provided that, in the case of clause (B) and clause (D), conversions of the Convertible Notes pursuant to the terms of the Indenture as in effect on the date hereof shall not be Repayment Events.

(c)	Dividends. If at any time during the period from and including the Effective Date, to but excluding the Expiration Date, (i) an ex-dividend date for a regular quarterly cash dividend occurs with respect to the Shares (an “Ex-Dividend Date”), and that dividend is less than the Regular Dividend on a per Share basis or (ii) if no Ex-Dividend date for a regular quarterly cash dividend occurs with respect to the Shares in any quarterly dividend period of Counterparty, then the Calculation Agent will make a corresponding adjustment to any one or more of the Strike Price, Number of Options, Option Entitlement and/or any other variable relevant to the exercise, settlement or payment for the Transaction to preserve the fair value of the Options to Barclays after taking into account such dividend or lack thereof. “Regular Dividend” shall mean USD 0.10 per Share per quarter. Upon any adjustment to the Dividend Threshold Amount (as defined in the Indenture) for the Convertible Notes pursuant to Section 10.04(d) or Section 10.05 of the Indenture, the Calculation Agent will make a corresponding adjustment to the Regular Dividend for the Transaction.

(d)	Repurchase Notices. Counterparty shall, on any day on which Counterparty effects any repurchase of Shares, promptly give Barclays a written notice of such repurchase (a “Repurchase Notice”) on such day if following such repurchase, the Options Equity Percentage as determined on such day is (i) equal to or greater than 9% and (ii) greater by 0.5% than the Options Equity Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater than the Options Equity Percentage as of the Trade Date). The “Options Equity Percentage” as of any day is the fraction (A) the numerator of which is the product of (x) the sum of the Number of Options and the number of options underlying the Initial Bond Hedge Confirmation and (y) the Option Entitlement and (B) the denominator of which is the number of Shares outstanding on such day. Counterparty agrees to indemnify and hold harmless Barclays and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses (including losses relating to Barclays’ hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees), joint or several, which an Indemnified Person may become subject to, as a result of Counterparty’s failure to provide Barclays with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person in respect of the foregoing, such Indemnified Person shall promptly notify Counterparty in writing, and Counterparty, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Counterparty may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding. Counterparty shall not be liable for any settlement of any proceeding contemplated by this paragraph that is effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Counterparty shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding contemplated by this paragraph that is in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person. If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty hereunder, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph (c) are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity. The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of the Transaction.
(e)	Rule 10b-18.

(i) Except as disclosed to Barclays in writing prior to the date on which the offering of the Convertible Notes was first announced, Counterparty represents and warrants to Barclays that it has not made any purchases of blocks by or for itself or any of its Affiliated Purchasers pursuant to the one block purchase per week exception in Rule 10b-18(b)(4) under the Exchange Act during each of the four calendar weeks preceding such date (“Rule 10b-18 purchase,” “blocks” and “Affiliated Purchaser” each as defined in Rule 10b-18 under the Exchange Act). Counterparty agrees and acknowledges that it shall not, and shall cause its affiliates and Affiliated Purchasers not to, directly or indirectly (including by means of a derivative instrument) enter into any transaction to purchase any Shares during the period beginning on such date and ending on the day on which Barclays has informed Counterparty in writing that it has completed all purchases of Shares to hedge initially its exposure to the Transaction.

(ii) On any day during any Conversion Period, neither Counterparty nor any “affiliate” or “affiliated purchaser” (each as defined in Rule 10b-18 of the Exchange Act (“Rule 10b-18”)) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares, except through Barclays.

(iii) Counterparty agrees that it (A) will not, on any day during any Conversion Period, make, or permit to be made (to the extent within Counterparty’s reasonable control), any public announcement (as defined in Rule 165(f) under the Securities Act) of any Merger Transaction or potential Merger Transaction unless such public announcement is made prior to the opening or after the close of the regular trading session on the Exchange for the Shares; (B) shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) notify Barclays following any such announcement that such announcement has been made; and (C) shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) provide Barclays with written notice specifying (i) Counterparty’s average daily Rule 10b-18 Purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the announcement date that were not effected through Barclays or its affiliates and (ii) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the announcement date. Such written notice shall be deemed to be a certification by Counterparty to Barclays that such information is true and correct. In addition, Counterparty shall promptly notify Barclays of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders. “Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act.
(f)	Regulation M. (x) Counterparty (A) was not on the date on which the offering of the Convertible Notes was first announced, has not since such date, and is not on the date hereof, engaged in a distribution, as such term is used in Regulation M under the Exchange Act, of any securities of Counterparty, other than the distribution of the Convertible Notes and (B) shall not engage in any “distribution,” as such term is defined in Regulation M, other than a distribution meeting the requirements of the exceptions set forth in sections 101(b)(10) and 102(b)(7) of Regulation M, until the second Exchange Business Day immediately following the Trade Date, and (y)(A) on any day during any Conversion Period, the Shares or securities that are convertible into, or exchangeable or exercisable for Shares, are not, and shall not be, subject to a “restricted period,” as defined in Regulation M and (B) Counterparty shall not engage in any “distribution,” as such term is defined in Regulation M, other than a distribution meeting the requirements of the exceptions set forth in sections 101(b)(10) and 102(b)(7) of Regulation M, until the second Exchange Business Day immediately following the last day in such Conversion Period.

(g)	Early Unwind. In the event the sale of Convertible Notes is not consummated with the initial purchaser for any reason by the close of business in New York on April 4, 2011 (or such later date as agreed upon by the parties) (April 4, 2011 or such later date as agreed upon being the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”), on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Barclays and Counterparty under the Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date; provided that, except to the extent that the Early Unwind Date occurred as a result of a breach of the Purchase Agreement by Barclays or any of its affiliates, Counterparty shall reimburse Barclays for any costs or expenses (including market losses, unless Counterparty agrees to purchase any such Shares at the cost at which Barclays purchased such Shares) relating to the unwinding of its hedging activities in connection with the Transaction (including any loss or cost incurred as a result of its terminating, liquidating, obtaining or reestablishing any hedge or related trading position). The amount of any such reimbursement shall be determined by Barclays in its sole good faith discretion. Barclays shall notify Counterparty of such amount and Counterparty shall pay such amount in immediately available funds on the Early Unwind Date. Barclays and Counterparty represent and acknowledge to the other that, subject to the proviso included in this paragraph, upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.
(h)	Transfer or Assignment. Counterparty may not transfer or assign any of its rights or obligations under the Transaction without the prior written consent of Barclays. Notwithstanding any provision of the Agreement to the contrary, Barclays may, subject to applicable law, freely transfer and assign all of its rights and obligations under the Transaction without the consent of Counterparty, (x) to any of its affiliates and (y) solely to the extent required to eliminate an Excess Ownership Position as provided in the immediately succeeding sentence, to any affiliate and/or any other recognized dealer in transactions such as the Transaction, where in each case, the assignee shall have a rating (or whose guarantor shall have a rating) for its long term, unsecured and unsubordinated indebtedness of A- or better by Standard & Poor’s Ratings Services or its successor (“S&P”), or A3 or better by Moody’s Investors Service, Inc. or its successor (“Moody’s”) or, if either S&P or Moody’s ceases to rate such debt, at least an equivalent rating or better by a substitute rating agency mutually agreed by Counterparty and Barclays; provided that in the case of clause (x), Counterparty will not, as a result of such transfer and/or assignment, be required under the Agreement or this Confirmation to (i) pay to the transferee or assignee an amount greater than the amount that it would have been required to pay to Barclays in the absence of such transfer or assignment or (ii) receive from the transferee or assignee an amount less than the amount that Counterparty would have received from Barclays in the absence of such transfer or assignment, in each case based on the circumstances in effect on the date of such transfer. Barclays shall provide Counterparty with written notice of any assignment pursuant to clause (x).

If at any time at which (1) the Equity Percentage exceeds 9.0% or (2) Barclays, Barclays Group (as defined below) or any person whose ownership position would be aggregated with that of Barclays or Barclays Group (Barclays, Barclays Group or any such person, a “Barclays Person”) under any state or federal bank holding company or banking laws, or other federal, state or local regulations or regulatory orders applicable to ownership of Shares (“Applicable Laws”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership in excess of a number of Shares equal to (x) the number of Shares that would give rise to reporting or registration obligations or other requirements (including obtaining prior approval by a state or federal regulator) of a Barclays Person under Applicable Laws and with respect to which such requirements have not been met or the relevant approval has not been received minus (y) 1.0% of the number of Shares outstanding on the date of determination (either such condition described in clause (1) or (2), an “Excess Ownership Position”) and Barclays is unable, after commercially reasonable efforts, to effect a transfer or assignment on pricing terms and within a time period reasonably acceptable to it of all or a portion of the Transaction pursuant to the preceding sentence such that an Excess Ownership Position no longer exists, Barclays may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of the Transaction, such that an Excess Ownership Position no longer exists. In the event that Barclays so designates an Early Termination Date with respect to a portion of the Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (x) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the Terminated Portion, (y) Counterparty shall be the sole Affected Party with respect to such partial termination and (z) such Transaction shall be the only Terminated Transaction (and, for the avoidance of doubt, the provisions of paragraph 5(m) shall apply to any amount that is payable by Barclays to Counterparty pursuant to this sentence). The “Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Barclays and any of its affiliates subject to aggregation with Barclays, for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, and all persons who may form a “group” (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) with Barclays (“Barclays Group”), beneficially own (within the meaning of Section 13 of the Exchange Act) on such day and (B) the denominator of which is the number of Shares outstanding on such day.

Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Barclays to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Barclays may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Barclays’ obligations in respect of the Transaction and any such designee may assume such obligations. Barclays shall be discharged of its obligations to Counterparty to the extent of any such performance.
(i)	Staggered Settlement. Barclays may, by notice to Counterparty on or prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares deliverable on such Nominal Settlement Date on two or more dates (each, a “Staggered Settlement Date”) or at two or more times on the Nominal Settlement Date as follows: (i) in such notice, Barclays will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to such Nominal Settlement Date, but not prior to the beginning of the related “Conversion Period” (as defined in the Indenture) or delivery times and how it will allocate the Shares it is required to deliver under “Net Share Settlement” above among the Staggered Settlement Dates or delivery times; and (ii) the aggregate number of Shares that Barclays will deliver to Counterparty hereunder on all such Staggered Settlement Dates and delivery times will equal the number of Shares that Barclays would otherwise be required to deliver on such Nominal Settlement Date.

(j)	Role of Agent. Each of Barclays and Counterparty acknowledges to and agrees with the other party hereto and to and with the Agent that (i) the Agent is acting as agent for Barclays under the Transaction pursuant to instructions from such party, (ii) the Agent is not a principal or party to the Transaction, and may transfer its rights and obligations with respect to the Transaction, (iii) the Agent shall have no responsibility, obligation or liability, by way of issuance, guaranty, endorsement or otherwise in any manner with respect to the performance of either party under the Transaction, (iv) Barclays and the Agent have not given, and Counterparty is not relying (for purposes of making any investment decision or otherwise) upon, any statements, opinions or representations (whether written or oral) of Barclays or the Agent, other than the representations expressly set forth in this Confirmation or the Agreement, and (v) each party agrees to proceed solely against the other party, and not the Agent, to collect or recover any money or securities owed to it in connection with the Transaction. Each party hereto acknowledges and agrees that the Agent is an intended third party beneficiary hereunder. Counterparty acknowledges that the Agent is an affiliate of Barclays. Barclays will be acting for its own account in respect of this Confirmation and the Transaction contemplated hereunder.

(k)	Regulatory Provisions. The time of dealing for the Transaction will be confirmed by Barclays upon written request by Counterparty. The Agent will furnish to Counterparty upon written request a statement as to the source and amount of any remuneration received or to be received by the Agent in connection with the Transaction.

(l)	Netting and Setoff. Obligations under the Transaction shall not be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against any other obligations of the parties, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and no other obligations of the parties shall be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against obligations under the Transaction, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and each party hereby waives any such right of setoff, netting or recoupment, provided that both parties agree that subparagraph (ii) of Section 2(c) of the Agreement shall apply to the Transaction.

(m)	Alternative Calculations and Barclays Payment on Early Termination and on Certain Extraordinary Events. If Barclays owes Counterparty any amount in connection with the Transaction (i) pursuant to “Consequences of Merger Events” above or Sections 12.6, 12.7 or 12.9 of the Equity Definitions or (ii) pursuant to Section 6(d)(ii) of the Agreement (a “Payment Obligation”), Counterparty shall have the right, in its sole discretion, to require Barclays to satisfy any such Payment Obligation by delivery of Termination Delivery Units (as defined below) by giving irrevocable telephonic notice to Barclays, confirmed in writing within one Scheduled Trading Day, no later than noon New York time on the Early Termination Date or other date the Transaction is cancelled or terminated, as applicable, where such notice shall include a representation and warranty from Counterparty that it is not, as of the date of the telephonic notice and the date of such written notice, aware of any material non-public information concerning itself or the Shares (where “material” shall have the meaning set forth in paragraph 5(s) below) (“Notice of Barclays Termination Delivery”); provided that if Counterparty does not elect to require Barclays to satisfy its Payment Obligation by delivery of Termination Delivery Units, Barclays shall have the right (without regard to the exceptions set forth in clauses (i) and (ii) above), in its sole discretion, to elect to satisfy its Payment Obligation by delivery of Termination Delivery Units, notwithstanding Counterparty’s failure to elect or election to the contrary; and provided further that Counterparty shall not have the right to so elect (but, for the avoidance of doubt, Barclays shall have the right to so elect) in the event of (i) an Insolvency, a Nationalization or a Merger Event, in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash or (ii) an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, which Event of Default or Termination Event resulted from an event or events within Counterparty’s control. Within a commercially reasonable period of time following receipt of a valid Notice of Barclays Termination Delivery, Barclays shall deliver to Counterparty a number of Termination Delivery Units having a fair market value (net of any brokerage and underwriting commissions and fees, including any customary private placement fees) equal to the amount of such Payment Obligation (such number of Termination Delivery Units to be delivered to be determined by the Calculation Agent as the number of whole Termination Delivery Units that could be purchased over a commercially reasonable period of time with the cash equivalent of such Payment Obligation). If the provisions set forth in this paragraph are applicable, the provisions of Sections 9.9, 9.10, 9.11 (modified as described above) and 9.12 of the Equity Definitions shall be applicable, except that all references to “Shares” shall be read as references to “Termination Delivery Units.” “Termination Delivery Units” means in the case of a Termination Event, Event of Default or Delisting, one Share or, in the case of Nationalization, Insolvency or Merger Event, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Nationalization, Insolvency or Merger Event; provided that if such Nationalization, Insolvency or Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.
(n)	No Collateral. Notwithstanding any provision of this Confirmation, the Agreement, Equity Definitions, or any other agreement between the parties to the contrary, the obligations of Counterparty under the Transaction are not secured by any collateral.

(o)	Registration. Counterparty hereby agrees that if, in the good faith reasonable judgment of Barclays, the Shares (“Hedge Shares”) acquired by Barclays for the purpose of hedging its obligations pursuant to the Transaction cannot be sold in the public market by Barclays without registration under the Securities Act, Counterparty shall, at its election, either (i) in order to allow Barclays to sell the Hedge Shares in a registered offering, make available to Barclays an effective registration statement under the Securities Act and (A) enter into an agreement, in form and substance reasonably satisfactory to Barclays, substantially in the form of an underwriting agreement for a registered offering, (B) provide accountant’s “comfort” letters customary in form for registered offerings of equity securities, (C) provide disclosure opinions of nationally recognized outside counsel to Counterparty reasonably acceptable to Barclays, (D) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities and (E) afford Barclays a reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities; provided, however, that if Barclays, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this paragraph shall apply at the election of Counterparty, (ii) in order to allow Barclays to sell the Hedge Shares in a private placement, enter into and comply with a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance satisfactory to Barclays (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its reasonable judgment, to compensate Barclays for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement), or (iii) purchase the Hedge Shares from Barclays at the closing price on such Exchange Business Days, and in the amounts, requested by Barclays.
(p)	Tax Disclosure. Notwithstanding anything to the contrary herein, in the Equity Definitions or in the Agreement, and notwithstanding any express or implied claims of exclusivity or proprietary rights, the parties (and each of their employees, representatives or other agents) are authorized to disclose to any and all persons, beginning immediately upon commencement of their discussions and without limitation of any kind, the tax treatment and tax structure of the Transaction, and all materials of any kind (including opinions or other tax analyses) that are provided by either party to the other relating to such tax treatment and tax structure.

(q)	Status of Claims in Bankruptcy. Barclays acknowledges and agrees that this Confirmation is not intended to convey to Barclays rights with respect to the Transaction that are senior to the claims of common stockholders in any U.S. bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Barclays’ right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to the Transaction; provided, further, that nothing herein shall limit or shall be deemed to limit Barclays’ rights in respect of any transactions other than the Transaction.

(r)	Securities Contract; Swap Agreement. The parties hereto agree and acknowledge that Barclays is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of the Bankruptcy Code. The parties hereto further agree and acknowledge (A) that this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment” or a “transfer” within the meaning of Section 546 of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” a “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer” within the meaning of Section 546 of the Bankruptcy Code, and (B) that Barclays is entitled to the protections afforded by, among other sections, Section 362(b)(6), 362(b)(17), 362(b)(27), 362(o), 546(e), 546(g), 546(j), 548(d)(2), 555, 560 and 561 of the Bankruptcy Code.

(s)	No Material Non-Public Information. On each day during the period beginning on the date on which the offering of the Convertible Notes was first announced and ending on the day on which Barclays has informed Counterparty in writing that Barclays has completed all purchases of Shares or other transactions to hedge initially its exposure with respect to the Transaction, Counterparty represents and warrants to Barclays that it is not aware of any material non-public information concerning itself or the Shares. “Material” information for these purposes is any information to which an investor would reasonably attach importance in reaching a decision to buy, sell or hold Shares.

(t)	Right to Extend. Barclays may postpone any Potential Exercise Date or postpone or extend any other date of valuation or delivery with respect to some or all of the relevant Options as applicable (in which event the Calculation Agent shall make appropriate adjustments to the Settlement Amount for such Options), if Barclays determines, in its reasonable discretion based on the advice of counsel to Barclays, that such postponement or extension is reasonably necessary or appropriate to preserve Barclays’ or its affiliate’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions or to enable Barclays or its affiliate to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Barclays or such affiliate were Issuer or an affiliated purchaser of Issuer, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Barclays and/or such affiliate, provided that such requirements, policies and procedures are generally applicable in similar situations and applied to the Transaction in a non-discriminatory manner.
(u)	Payments on Early Termination. The parties hereto agree that for the Transaction, for the purposes of Section 6(e) of the Agreement, Loss and Second Method will apply.

(v)	Illegality. The parties agree that for the avoidance of doubt, for purposes of Section 5(b)(i) of the Agreement, “any applicable law” shall include the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, any rules and regulations promulgated thereunder and any similar law or regulation, without regard to Section 739 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, and the consequences specified in the Agreement, including without limitation, the consequences specified in Section 6 of the Agreement, shall apply to any Illegality arising from any such act, rule or regulation.

(w)	Governing Law. The law of the State of New York (without reference to choice of law doctrine).

(x)	Waiver of Jury Trial. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING RELATING TO THE TRANSACTION. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH A SUIT, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THE TRANSACTION, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS PROVIDED HEREIN.
6. Account Details:
(a)	Account for payments to Counterparty:

InterDigital, Inc. ABA: Acct: Acct No.:

Account for delivery of Shares to Counterparty:

To be provided by Counterparty.

(b)	Account for payments to Barclays:

Bank: ABA# BIC: Acct: Beneficiary: Ref:

7. Offices:
The Office of Counterparty for the Transaction is: Inapplicable, Counterparty is not a Multibranch Party.
The Office of Barclays for the Transaction is: Inapplicable, Barclays is not a Multibranch Party.
8. Notices:
For purposes of this Confirmation:
(a)	Address for notices or communications to Counterparty:

InterDigital, Inc. 781 Third Avenue King of Prussia, Pennsylvania 19406 Attention: Scott McQuilkin Telephone: (+1) 610-878-1850 Facsimile: (+1) 610-878-7844

(b)	Address for notices or communications to Barclays:

Barclays Capital Inc. 200 Park Avenue New York, New York 10166 Attention: General Counsel Telephone: (+1) 212-412-4000 Facsimile: (+1) 212-412-7519

with a copy to:

Barclays Capital Inc. 745 Seventh Ave. New York, NY 10019 Attn: Paul Robinson Telephone: (+1) 212-526-0111 Facsimile: (+1) 917-522-0458

and

Barclays Bank PLC, 5 The North Colonnade Canary Wharf, London E14 4BB Facsimile: 44(20) 777 36461 Phone: 44(20) 777 36810
This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Counterparty hereby agrees to check this Confirmation and to confirm that the foregoing correctly sets forth the terms of the Transaction by signing in the space provided below and returning to Barclays a facsimile of the fully-executed Confirmation to Barclays at (+1) 917-522-0458. Originals shall be provided for your execution upon your request.

Very truly yours, BARCLAYS CAPITAL INC. acting solely as Agent in connection with the Transaction
By:	/s/ Adam Lawlor
	Name:	Adam Lawlor
	Title:	Authorised Signatory

Accepted and confirmed as of the Trade Date: INTERDIGITAL, INC.
By:	/s/ Scott A. McQuilkin
	Name:	Scott A. McQuilkin
	Title:	Chief Financial Officer
[Signature Page to Additional Bond Hedge Confirmation]

SCHEDULE A
For purposes of the Transaction, the following terms shall have the following values/meanings:

1.	Strike Price:	USD57.6508
2.	Premium:	USD5,565,000.00

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